Exhibit 99.3

Newcleo 2026 equity incentive plan

Adopted by the Board of the Company on 2026 and by the shareholders of the Company on 2026 Registered with HM Revenue & Customs with reference (in respect of Awards granted to Employees in the UK)
CMS Cameron McKenna Nabarro Olswang LLP Cannon Place 78 Cannon Street London EC4N 6AF T +44 20 7367 3000 F +44 20 7367 2000 cms.law

Table of contents

1. Purpose	1
2. Interpretation	1
3. Administration	5
4. Grant of Awards	6
5. Plan Limit	8
6. Relationship with Contract of Employment	9
7. Non-Transferability of Awards	9
8. Vesting of Awards	9
9. Effect of Vesting and Settlement of Awards	10
10. Manner of Exercise of Options and SARS	11
11. Settlement	12
12. Tax Liability	12
13. Lapse of Awards	12
14. Cessation of Employment	12
15. Change in Control	13
16. Liquidation	14
17. Malus and Clawback	14
18. Variation of Share Capital	15
19. No Repricing	16
20. Dividend Equivalents	16
21. Alteration of Plan Awards	16
22. Notices	16
23. Termination	17
24. General	17
Plan B – Cash-Based Plan	19
Plan C - Non-Employee Plan	20
Schedule 1 - U.S. Sub-Plan	22
Schedule 2 – French Sub-Plan	26

Newcleo 2026 EQUITY incentive plan

The Plan is divided into three separate plans: (i) Plan A is an “employees’ share scheme” within the meaning of section 1166 of the Companies Act under which Awards to Employees can be made; (ii) Plan B governs the grant of cash-based Awards to Employees; and (iii) Plan C governs the grant of Awards to consultants and other non-employee service providers.

plan a - employee plan

1.	Purpose

1.1	Plan A provides for the grant of Awards to Employees and is intended to constitute an “employees’ share scheme” within the meaning of section 1166 of the Companies Act.

1.2	All references to the Plan in this Plan A refer to the Rules set forth in this Plan A.

2.	Interpretation

2.1	In this Plan (unless the context otherwise requires) the following words and phrases have the meanings given below:

“Affiliate” means any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company.

“Award” means any Option, SAR, Restricted Share, RSU, Performance Award, or Other Share-Based Award granted (or to be granted) under the Plan;

“Award Agreement” means in respect of an Award, an agreement entered into between the Company and a Participant (including by electronic means) that confirms the grant of an Award to the Participant and provides details of the Award;

“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the Exchange Act;

“Board” means the board of directors of the Company or a duly constituted committee thereof; including the remuneration committee of the board of directors;

“Business Combination Agreement” means the business combination agreement made between Newhold Investment Corp III, Newcleo1 Ltd., Newcleo2 Ltd., and Newcleo Ltd. dated as of May 26, 2026;

“Cause” has the meaning given to it in the Participant’s written employment or consulting services agreement with any Group Member or applicable Award Agreement or if not so defined, means:

(a)	in the event of the Participant being an employee of the Company or a Group Member, any event or circumstance that would allow the Participant’s employer to dismiss the Participant without notice;

(b)	intentional wrongdoing, gross negligence or wilful misconduct in the performance of the Participant’s duties as determined by the Board acting fairly and reasonably; or

(c)	any act by the Participant of fraud or dishonesty and any act inducing or facilitating such an act from a third party as determined by the Board acting fairly and reasonably;

“Change in Control” means the occurrence of any one or more of the following events:

(a)	any Person, other than (i) the trustee of any employee benefit trust established by the Company or any Affiliate, (ii) the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) an entity owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company, is (or becomes, during any 12-month period) the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the total voting rights of the share capital of the Company;

(b)	a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the members of the Board immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;

(c)	the sale or disposition by the Company of all or substantially all of the Company’s assets to any Person (including where such sale or disposition takes place over a 12-month period ending on the date of the most recent acquisition by such Person);

(d)	any other event (including, but not limited to, the consummation of a merger, amalgamation or consolidation of the Company with any other corporation or other entity) as determined by the Board to constitute a Change in Control for the purposes of the Plan, provided however that the following shall not be considered to be a Change in Control:

(i)	a transaction effected to implement a recapitalisation or reorganisation of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of shares of the Company representing 50% or more of the total voting rights of the Company;

(ii)	a transaction whereby immediately following such transaction the voting securities of the Company outstanding immediately prior thereto continues to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such transaction or parent entity thereof) 50% or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger, amalgamation or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and

(iii)	any transaction or series of integrated transactions immediately following which the Beneficial Owners of the Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions.

For purposes of this definition of Change in Control, “associate” means, in relation to any Person, “a connected Person” of such aforesaid Person (as defined in section 1122 of the UK Corporation Tax Act 2010);

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder;

“Companies Act” means the UK Companies Act 2006;

“Company” means newcleo plc (registered in England and Wales with registered number 13274878);

“Company Ordinary Share” has the meaning given in the articles of association of the Company;

“Control” has the meaning given in section 995 of the UK Income Tax Act 2007;

“Date of Adoption” means the later of the date on which the Plan is adopted by the Board and the Company’s registration as a public limited company under the Companies Act;

“Date of Grant” means in relation to any Award, the date on which that Award is granted;

“Employee” means any Person who is a bona fide employee of any Group Member, including any Person who is an executive director of the Company;

“Exchange Act” means the US Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder;

“Exercise Price” means, subject to any adjustment made pursuant to Rule 18, the exercise price per Share applicable to the exercise of an Option or SAR as determined by the Board at the Date of Grant;

“Group” means the Company and each and every company which is for the time being a subsidiary (as defined in section 1159 of the Companies Act) of the Company and under the Control of the Company (each, a “Group Member”);

“ITEPA” means the UK Income Tax (Earnings and Pensions) Act 2003;

“Market Value” means in respect of a Share on any day:

(a)	if the Shares are for the time being admitted to trading on Nasdaq, an amount equal to the closing price of a Share on Nasdaq on the last preceding day before that date when the market is open for trading; and

(b)	otherwise, if the Shares are not so traded, the market value of a Share as determined by the Board;

“Nasdaq” means the Nasdaq Stock Market LLC, including any of its market tiers (including the Nasdaq Global Select Market, the Nasdaq Global Market and the Nasdaq Capital Market), or any successor thereto;

“Option” means a right (for the time being subsisting) to acquire Shares, in accordance with the Plan;

“Other Share-Based Awards” means awards of Shares (other than Restricted Shares) the terms of which are determined by the Board at the Date of Grant and specified in the applicable Award Agreement, including any award that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Board;

“Other Share Plan” means any share option or share incentive plan operated by the Company, other than the Plan, pursuant to which Employees, directors, non-executive directors and/or consultants (or other service providers) may acquire Shares or an interest in Shares;

“Participant” means a Person who has been (or is to be) granted an Award or, if that Person has died, their personal representatives (for so long as they hold an Award);

“Performance Award” means an Award granted under the Plan that is subject to the attainment of one or more performance targets or other performance-based Vesting, earning or payment conditions established by the Board, denominated or payable in Shares, cash, or a combination thereof;

“Performance Period” means, in respect of an Award, the period over which a Vesting Condition that is a performance-based target is measured;

“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof;

“Plan” means the Newcleo 2026 Equity Incentive Plan (as amended from time to time) as set out in these Rules and as amended from time to time in accordance with Rule 19;

“Plan Limit” means the limit on the number of Shares that may be placed under Award pursuant to the Plan as set out in Rule 5.1;

“Restricted Share” means a Share awarded under this Plan, for the nominal value of the relevant Shares or other price as determined by the Board, subject to such Vesting Conditions as determined at the Date of Grant and as specified in the applicable Award Agreement;

“RSU” means a contingent right to acquire Shares pursuant to the Plan for the nominal value of the relevant Shares or other price as determined by the Board;

“Rules” means the rules of the Plan as set out in this document (as amended from time to time in accordance with Rule 19), including Plan A, Plan B and Plan C and any Sub-Plans which are included as a schedule to this Plan or are subsequently adopted by the Board;

“SAR” means a right to receive, upon exercise by the Participant or settlement, in cash, Shares or a combination thereof, the excess by which the Market Value of one Share on the exercise or settlement exceeds the applicable Exercise Price as specified in the applicable Award Agreement;

“Share” means a Company Ordinary Share in the capital of the Company which is fully paid up and non-redeemable;

“Sub-Plan” has the meaning ascribed to it in Rule 3.6;

“Subscription Awards” means rights to subscribe for new issue Shares granted pursuant to this Plan or any Other Share Plan established by the Company;

“Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines;

“Tax Liability” means in relation to any Participant any liability of any Group Member to account on behalf of the Participant for any amount of income tax, employees’ National Insurance contributions or employer’s  National Insurance contributions (to the extent lawful), or any similar taxes, social security contributions or other amounts arising in any jurisdiction outside the UK, in relation to the Award;

“Termination of Service” means cessation of the employment relationship such that the Participant is no longer an Employee of any Group Member, provided however that:

(a)	a Participant will not be treated for the purposes of this Plan as ceasing to be an Employee until the Participant is no longer an Employee of any Group Member;

(b)	unless the Board determines otherwise, the cessation of the employment relationship but the continuation of the performance of services for any Group Member in a non-Employee capacity, such as a consultant or service provider, shall not be treated as a cessation of employment until such time as the Participant ceases to provide such services; and

(c)	with respect to any Award subject to (but not exempt from) Section 409A of the Code a “Termination of Service” occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code);

“Vest” means, in respect of an Award or part of an Award, the extent to which the Vesting Conditions of the Award (or part of the Award) have been satisfied provided that the Award shall not be treated as Vested if and to the extent that it is subsequently reduced in accordance with the provisions of Rule 17, and “Vested” and “Vesting” shall be construed accordingly; and

“Vesting Conditions” means any performance-based target or targets, or other conditions including the passage of time, by reference to which the Vesting of an Award is expressed to be conditional.

2.2	Any reference to any enactment or code includes a reference to that enactment or code as from time to time modified, extended or re-enacted including any successor provisions thereto.

2.3	Any reference to a “month” shall mean a calendar month.

2.4	The headings are inserted for convenience only and do not affect the interpretation of the Rules.

2.5	Words denoting the singular shall include the plural and vice versa.

3.	Administration

3.1	The Plan shall be administered by the Board.

3.2	To the extent permitted by applicable law and the articles of association of the Company, the Board may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Options and SARs or other Awards in the form of Share rights (except that such delegation shall not apply to any Award for a Person then covered by Section 16 of the Exchange Act), and the Board may, subject to the articles of association of the Company, delegate to one or more committees of the Board (which may consist of solely one director) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with applicable law.

3.3	The Board will at all times, in operating and administering the Plan, be bound by the provisions (as from time to time in force) of the internal code and/or policies that regulate the Company’s compliance with applicable data privacy laws.

3.4	In exercising any of its discretionary powers under the Plan in relation to an Award, the Board must act fairly and reasonably.

3.5	The Board may from time to time make and vary such rules and regulations not inconsistent herewith and establish such procedures for the administration and implementation of the Plan as they think fit and in the event of a dispute or disagreement as to the interpretation of this Plan or any such rules, regulations or procedures or as to any question or right arising from or regulated to this Plan, the decision of the Board shall be final and binding upon all Persons, including the Company, its shareholders, Participants and any beneficiaries thereof.

3.6	The Board may adopt sub-plans to the Plan to tailor the provisions of the Plan in respect of Awards made to the Participants in any particular jurisdiction (each a “Sub-Plan”). Where a Sub-Plan imposes additional conditions, restrictions or time limits required by local law in order for Awards to benefit from a favourable local tax and/or social security treatment and/or to comply with local law, such conditions, restrictions or time limits shall prevail over the corresponding general provisions of this Plan in respect of the Awards concerned.

3.7	The costs of the administration and implementation of the Plan shall be borne by the Company.

4.	Grant of Awards

4.1	Subject to the remaining provisions of this Rule 3, the Plan (including any Sub-Plan applicable to such Award) and applicable law:

4.1.1	an Award may be granted on a date determined by the Board in its absolute discretion, provided that such date falls during the period of 10 years from the Date of Adoption or, in respect of any Award granted under a Sub-Plan, such shorter period as may be set out in such Sub-Plan;

4.1.2	an Award may be granted by the Board executing a deed setting out the terms and conditions of the Award, which shall be confirmed to the Participant through the Award Agreement;

4.1.3	the Board shall have absolute discretion as to the selection of Persons to whom an Award is granted under this Plan;

4.1.4	Awards may be granted in such form (including Substitute Awards) and over or in respect of such number of Shares as the Board may, in its absolute discretion, determine (including with respect to which payments, rights or other matters are to be calculated in connection with such Awards);

4.1.5	the Vesting of Awards may be subject to such Vesting Conditions as the Board may, in its absolute discretion, determine;

4.1.6	an Award may be granted subject to the terms of a Sub-Plan;

4.1.7	the Board shall have the absolute discretion to determine the terms and conditions of any Award and prescribe the form of each Award Agreement, which need not be identical for each Participant;

4.1.8	the Board shall have the absolute discretion to determine whether, to what extent, under what circumstances and by which methods Awards may be settled, exercised or deferred; and

4.1.9	the Board shall have the absolute discretion to make any other determination or take any action necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations (including, but not limited to, amending the terms of outstanding Awards, interpreting and administering the Plan, correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or Awards, and establishing, amending or waiving such rules and regulations).

4.2	No Person shall be entitled as of right to be granted any Award.

4.3	The Exercise Price of an Option or SAR shall be determined by the Board in its absolute discretion not later than the relevant Date of Grant. In the event of an Option where the Option is to be satisfied by the issue of new Shares, the Exercise Price shall not be less than the nominal value of a Share.

4.4	The Award Agreement shall specify:

4.4.1	the Date of Grant;

4.4.2	the form of Award;

4.4.3	the Exercise Price (if applicable);

4.4.4	the basis on which the Award will Vest including details of any Vesting Conditions;

4.4.5	the date or dates on which an Award may Vest and the date on which the Award will expire (if earlier than the date specified in Rule 13.1);

4.4.6	whether dividend equivalents will be payable in connection with the Award;

4.4.7	whether the Award will be subject to any malus and clawback arrangements in accordance with Rule 17; and

4.4.8	whether the Award is granted under a Sub-Plan,

and shall otherwise be in such form as the Board may from time to time determine.

4.5	If the Award is granted in the form of Restricted Shares:

4.5.1	the Shares that are the subject of the Award shall be transferred to the Participant, but the legal title of the Shares may be held by a nominee or under such other arrangements during the Vesting period as determined by the Board;

4.5.2	the Participant may be required to pay a subscription price per Share equal to the nominal value of a Share and/or the amount of any Tax Liability arising in connection with the Award. In such circumstances, the Participant shall unconditionally and irrevocably agree, as a condition of the right to have Shares delivered to them, to pay (or enter into such alternative arrangements permitted by the Board for the payment of) the nominal value of the Shares to be issued to them and/or the Tax Liability;

4.5.3	the Restricted Shares shall be subject to such Vesting Conditions and other restrictions as the Board may determine to be appropriate;

4.5.4	subject to the applicable Award Agreement, a Participant generally shall have the rights and privileges of a shareholder with respect to the Restricted Shares, including the right to vote such Shares and the right to receive dividends;

4.5.5	the Board may specify in the applicable Award Agreement that any or all dividends or other distributions paid on Restricted Shares prior to Vesting be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Restricted Shares; and

4.5.6	the Board may specify in the applicable Award Agreement that an Award of Restricted Shares is conditioned upon the Participant making or refraining from making a tax election with respect to the Award (such as an election under Section 83(b) of the Code or section 431 of ITEPA or a tax election in another relevant jurisdiction) and filing such elections with the appropriate tax authorities to the extent applicable.

5.	Plan Limit

5.1	Subject to Rule 5.2 and adjustment as provided in Rule 18, the total number of Shares capable of being issued to satisfy Awards under the Plan (including Plan A, Plan B and Plan C) shall be 10% of the total number of Shares outstanding as of immediately following the Closing (as such term is defined in, and in accordance with, the Business Combination Agreement, after giving effect to the capital restructuring and as determined on a fully diluted basis), provided that, beginning on the first day of each Company fiscal year following the Company’s Shares being admitted to trading on Nasdaq, the total number of Shares available for issuance under the Plan will automatically be increased by an amount equal to 5% of the total number of Shares in issue (calculated on a fully-diluted basis) on the last day of the immediately preceding fiscal year (or such lesser number of Shares as determined by the Board in its absolute discretion). The following are disregarded for the purposes of calculating the number of Shares available for Awards under this Rule 5.1:

5.1.1	the “Company Earnout Bonus Options” and the “Company Earnout Bonus RSUs” granted under the Plan, with each term having the meaning given to it in the Business Combination Agreement;

5.1.2	any awards granted by the Company prior to the Company’s Shares being admitted to trading on Nasdaq under any Other Share Plan;

5.1.3	Shares underlying Substitute Awards and Shares remaining available for grant under a plan of an acquired company or of a company with which the Company combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise), appropriately adjusted to reflect the acquisition or combination transaction.

5.2	If any Award is forfeited, cancelled, expires, terminates or otherwise lapses or is settled in cash, in whole or in part, without the delivery of Shares, then the Shares covered by such Award shall again be available for use under the Plan, including:

5.2.1	any Shares withheld in respect of taxes relating to any Award;

5.2.2	any Shares tendered to pay the Exercise Price of Options; and

5.2.3	to the extent that any Subscription Award has been settled other than by the issue of Shares, or the Board has determined that any outstanding Subscription Award will be so settled, it shall not be taken into account.

5.3	Any Shares delivered pursuant to an Award may consist, in whole or in part, of newly issued Shares or Shares delivered by third parties.

6.	Relationship with Contract of Employment

6.1	The grant of an Award does not form part of the Participant’s entitlement to remuneration or benefits nor does the existence of a contract of employment between any Person and any Group Member or former Group Member give such Person any right or entitlement to have an Award granted to them or any expectation that an Award might be granted to them whether subject to any conditions or at all.

6.2	The rights granted to a Participant upon the grant of an Award shall not afford the Participant any rights or additional rights to compensation or damages in consequence of the loss or termination of office or employment with any Group Member for any reason whatsoever.

6.3	A Participant shall not be entitled to any compensation or damages for any loss or potential loss which they may suffer by reason of their Award lapsing in consequence of the loss or termination of office or employment with any Group Member or former Group Member for any reason (including, without limitation, in breach of contract by their employer) or in any other circumstances whatsoever.

7.	Non-Transferability of Awards

7.1	Unless otherwise approved by the Board, or except to the extent necessary to enable a Personal representative to exercise, or otherwise benefit from, an Award following the death of the Participant (in accordance with Rule 14), and subject to compliance with any minimum duration contained in any applicable Sub-Plan, no Award or any interest in it shall be assigned, transferred, pledged, charged or otherwise encumbered.

8.	Vesting of Awards

8.1	Subject to the remaining provisions of this Rule 8 and to the other provisions of these Rules, an Award shall Vest on the date or dates specified in the Award Agreement, to the extent that any applicable Vesting Conditions have been satisfied, as determined by the Board, and subject to compliance with any minimum duration contained in any applicable Sub-Plan.

8.2	Where the Vesting of an Award is subject to Vesting Conditions, the Board shall notify the Participant as soon as reasonably practicable after it becomes aware of the following information (as applicable):

8.2.1	when (and, if relevant, to what extent) any relevant Vesting Condition has been satisfied;

8.2.2	when any Vesting Condition has become incapable of being satisfied, in whole or in part; and

8.2.3	when any variation of any Vesting Condition under Rule 8.3 occurs.

8.3	Where an event or events happen which, the Board reasonably considers have caused a Vesting Condition that is performance-related to have become unfair or unreasonable, the Board may vary the original Vesting Condition to a condition which it considers would be a fairer measure of performance provided that the varied condition would be materially neither more difficult nor easier to satisfy than was the original Vesting Condition (as at the date it was imposed).

8.4	Where the Vesting of an Award is subject to Vesting Conditions, to the extent the Board determines that the Vesting Conditions have not been satisfied and are no longer capable of being satisfied then, subject to Rule 8.3, the Award will lapse on the Board’s determination.

8.5	The Board shall have discretion to accelerate the Vesting of any Award.

9.	Effect of Vesting and Settlement of Awards

9.1	Subject to the terms of this Rule 9, when an Award Vests:

9.1.1	in relation to RSUs, the Company shall transfer, or procure the transfer, to the Participant the relevant Shares as soon as practicable following Vesting;

9.1.2	in relation to an Option or SAR, the Participant shall then be entitled to exercise their Option or SAR in accordance with Rule 10; and

9.1.3	in relation to Restricted Shares, the Vesting Conditions applying to the Restricted Shares shall cease to apply.

9.2	In relation to a Performance Award or Other Share-Based Award, the Award shall be treated in accordance with the Plan and applicable Award Agreement.

9.3	In relation to RSUs, and if the Board so determines (subject to the terms of any applicable Sub-Plan), the RSUs may be settled by the Company issuing the relevant number of Shares to the Participant at a subscription price per Share equal to the nominal value of a Share. In such circumstances, the Participant shall unconditionally and irrevocably agree, as a condition of the right to have Shares delivered to them, to pay (or enter into such alternative arrangements permitted by the Board for the payment of) the nominal value of the Shares to be issued to them.

9.4	Subject to the Plan Limit, unless the Board in its absolute discretion determines otherwise at the Date of Grant, Awards granted by the Company may be satisfied by the allotment and issue of Shares and/or the transfer of Shares out of treasury and/or the transfer of Shares (other than out of treasury), including from the trustee of any employee benefit trust.

9.5	Subject to compliance with all applicable laws, a Participant shall unconditionally and irrevocably agree, as a condition of their right to have Shares delivered to them in respect of an Award:

9.5.1	to enter into such arrangements as the Board may from time to time reasonably require to ensure that any Tax Liability will be reimbursed to the Person liable to account for such liability; and

9.5.2	to enter into any elections or forms or agreements which the Board may from time to time require to be entered into to ensure a certain tax treatment is applied on Vesting of the Award or the acquisition of the Shares.

9.6	As soon as reasonably practicable after the allotment or transfer of any Shares under the Plan, the Board shall arrange for the issue to the Participant (or any nominee of the Participant as directed by the Participant) of a definitive share certificate or such acknowledgment of shareholding as is prescribed from time to time (including in electronic form) in respect of the Shares so allotted or transferred.

9.7	The allotment or transfer of any Shares under the Plan shall be subject to all applicable laws, the articles of association of the Company (as amended from time to time) and to any necessary consents of any governmental or other authorities under any enactments or regulations from time to time in force and it shall be the responsibility of the Participant to comply with any requirements to be fulfilled in order to obtain or obviate the necessity of such consent.

9.8	All Shares allotted or transferred under the Plan shall rank equally in all respects with the Shares for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of such allotment or transfer.

10.	Manner of Exercise of Options and SARS

10.1	Following Vesting, an Option or SAR may be exercised by the Participant serving a written notice upon the Company or such third party as nominated by the Company which:

10.1.1	specifies the number of Shares in respect of which that Option or SAR is exercised;

10.1.2	if the Award is an Option, unless the Board permits an alternative arrangement for the payment of the Exercise Price by the Participant, is accompanied by payment of an amount equal to the product of the number of Shares specified in the notice and the Exercise Price;

10.1.3	is accompanied by evidence satisfactory to the Board that such arrangements have been made as the Board may from time to time reasonably require (and notify to Participants on request) to ensure that any Tax Liability will be reimbursed to the Person liable to account for such liability; and

10.1.4	is accompanied by any elections or forms or agreements as are referred to in Rule 9.5.2 or are required by the Board,

and is otherwise in such form (including as to any electronic form) as the Board may from time to time determine. The effective date of exercise of the Option or SAR will be the date on which the exercise is processed by or on behalf of the Company.

10.2	As soon as practicable (but no later than 60 days) following the exercise (or such other date as set forth in an applicable Award Agreement):

10.2.1	of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Market Value of one Share on the exercise date over the Exercise Price of such SAR. The Company shall pay such excess in cash, in Shares of an equivalent value, or any combination thereof, as determined by the Board;

10.2.2	of an Option, the Company shall transfer, procure the transfer of or issue the applicable number of Shares to the Participant (or to such other Person as the Participant may direct).

10.3	For the avoidance of doubt, an Option or a SAR may be exercised in whole or in part and, if exercised in part, shall remain exercisable in accordance with Rule 10.1 as to the balance.

11.	Settlement

11.1	The Board may, in its discretion and notwithstanding the other Rules of this Plan, determine at any time to settle an Award following Vesting or exercise by way of cash, Shares, other Awards, other property, net settlement, or any combination thereof.

12.	Tax Liability

12.1	If any Tax Liability arises in connection with any Award, the Tax Liability shall be the responsibility of the relevant Participant. It will be a condition of settlement and/or exercise of an Award that the Participant irrevocably agrees to pay to the Company or the relevant Group Member (or any other relevant Person) an amount equal to the amount of the Tax Liability, and to indemnify the relevant Group Member (or other relevant Person) in respect of the Tax Liability.

12.2	The Company or the relevant Group Member may arrange for the Tax Liability to be withheld from the Participant through any one or more of the following methods (as determined by the Board in its absolute discretion):

12.2.1	by direct payment from the Participant;

12.2.2	by deduction from salary or other amounts otherwise due to be paid to the Participant at any time; and

12.2.3	by selling, on behalf of the Participant (through sell-to-cover arrangements), or withholding (through a net-settlement approach), a sufficient number of Shares subject to the Award having a Market Value at the date of the applicable taxable event determined by the Board to be sufficient to satisfy the Tax Liability, but in no event exceeding the maximum statutory tax rates of the Participant’s applicable jurisdiction (or such other rate as would not trigger a negative accounting impact), as determined by the Board in its sole discretion.

12.2.4	The Board shall have discretion to determine the appropriate amount of the Tax Liability for this purpose, including the extent to which withholding obligations may apply in more than one jurisdiction. If requested by the Board, the Participant shall promptly provide any information reasonably required to enable the Board to make that determination.

13.	Lapse of Awards

13.1	Awards shall lapse in full on the day immediately prior to the tenth anniversary of the Date of Grant or on such other date as may be stated in these Rules or specified in the Award Agreement.

14.	Cessation of Employment

14.1	The following provisions of this Rule 14 shall apply in the event that there is a Termination of Service in relation to a Participant (including due to the Participant’s death), unless otherwise determined by the Board (including in any individual case) or provided by rule, regulation or in the applicable Award Agreement or Sub-Plan.

14.2	If there is a Termination of Service, the Participant’s Award shall immediately cease to be capable of Vesting (or, in the case of an Option or SAR, cease to be capable of being exercised) on the date of the Termination of Service (unless the Board, in its absolute discretion, determines otherwise).

14.3	Subject to the remaining provisions of these Rules, an Award may be retained by the Participant to the extent it has Vested (or to such greater extent as determined by the Board in its discretion); any Award that has not so Vested shall lapse 30 days after the Participant's Termination of Service. If such retained Award is in the form of an Option or SAR, it shall be exercisable in accordance with the Rules.

14.4	The Board shall determine or set forth in an applicable Award Agreement the treatment of any performance goals applicable to any Award in the event of a Termination of Service prior to the end of an applicable Performance Period.

14.5	The Board may otherwise determine, in its discretion and subject to applicable law, whether, and the extent to which:

14.5.1	an Award will vest during a leave of absence;

14.5.2	a reduction in service level (for example, from full-time to part-time employment) will cause a reduction, or other change, to an Award; and

14.5.3	a leave of absence or reduction in service will be deemed a Termination of Service.

15.	Change in Control

15.1	In the event of a Change in Control, the Board may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards:

15.1.1	continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving entity or its parent;

15.1.2	substitution or replacement of such Award by the successor or surviving entity or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including any applicable Vesting Conditions with respect thereto);

15.1.3	acceleration of the Vesting of such Award and the lapse of any restrictions thereon and, in the case of an Option or SAR, acceleration of the right to exercise such Award during a specified period including immediately prior to but conditional upon the Change in Control (and the lapse of such Option or SAR without payment of any consideration therefor to the extent such Award is not exercised by the end of the specified period), in each case, either (A) immediately prior to or as of the date of the Change in Control, (B) upon a Participant’s involuntary Termination of Service (including upon a termination of the Participant’s employment by the Company (or a successor corporation or its parent) without Cause, by a Participant for “good reason” and/or due to a Participant’s death or “disability”, as such terms may be defined in the applicable Award Agreement, as the case may be) on or within a specified period following the Change in Control or (C) upon the failure of the successor or surviving entity (or its parent) to continue or assume such Award, subject in each case to compliance with any minimum duration contained in any applicable Sub-Plan;

15.1.4	in the case of a Vesting Condition that is performance-related, determine the level of attainment of the applicable performance condition(s) and, where the applicable Change in Control event arises before the end of any applicable Performance Period, the Board shall assess the Vesting Conditions as at the date of the applicable event on such modified basis as the Board considers, in its absolute discretion, to be appropriate; and

15.1.5	cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Board in its sole discretion, subject to the following:

(a)	such payment shall be made in cash, securities, rights and/or other property;

(b)	the amount of such payment shall equal the value of such Award, as determined by the Board in its sole discretion provided that, in the case of an Option or SAR, that payment will be zero if the Exercise Price in respect of that Option or SAR is equal to or exceeds the per Share value of the consideration applicable to a Share in the Change in Control transaction; and

(c)	such payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control (provided that the timing of such payment shall comply with Section 409A of the Code if applicable).

16.	Liquidation

16.1	Subject to Rule 16.2, if notice is duly given of a general meeting at which a resolution will be proposed for the voluntary winding-up of the Company, Awards shall Vest to the extent determined by the Board in accordance with Rule 15.1 but conditional on the passing of the resolution. To the extent that an Award does not Vest, it shall lapse automatically. Any Option or SAR that has Vested (whether pursuant to Rule 15.1 or otherwise) will lapse to the extent that it is not exercised on or before the passing of a resolution to wind-up the Company voluntarily.

16.2	In the event of the dissolution or liquidation of the Company not within Rule 16.1, each Award shall terminate immediately prior to the consummation of such action, unless otherwise determined by the Board.

17.	Malus and Clawback

17.1	The Board may specify in an Award Agreement that a Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable Vesting Conditions of an Award. Such events may include ceasing to be an Employee with or without Cause (and, in the case of any Cause that is resulting from an indictment (or local equivalent) or other non-final determination, the Board may provide for such Award to be held in escrow or abeyance until a final resolution of the matters related to such event occurs, at which time the Award shall either be reduced, cancelled or forfeited (as provided in such Award Agreement) or remain in effect, depending on the outcome), violation of material policies, breach of non-competition, non-solicitation, confidentiality or other restrictive covenants, or requirements to comply with minimum share ownership requirements, that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of any Group Member. Notwithstanding the foregoing, no such reduction, cancellation, forfeiture or recoupment shall be made on a ground that is excluded or restricted under applicable law.

17.2	The Board shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time (including any policy adopted to comply with Rule 10D-1 of the Exchange Act and any related listing rules or regulations, including Rule 5608 of the Nasdaq listing rules) and the Board may, to the extent permitted, and shall, to the extent required, by applicable law, stock exchange rules or Company policy or arrangement, cancel or require forfeiture or reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards.

17.3	Any clawback operated in respect of an Award in connection with this Rule 17 may be operated on a gross or net of tax basis as determined by the Board, subject to compliance with the Nasdaq listing rules.

18.	Variation of Share Capital

18.1	In the event of any alteration of the ordinary share capital of the Company by way of capitalisation or rights issue, or sub-division, consolidation or reduction or any other variation in the share capital of the Company, the Board may make such equitable adjustment as it (in its absolute discretion) considers appropriate as to ensure no undue enrichment or harm:

18.1.1	to the aggregate number and type of Shares (A) subject to any Award and/or (B) which thereafter may be made the subject of Awards, including the aggregate Share limits specified in Rule 4.1 and Section 3.1 of the US Sub-Plan (in each case, including the identity of the issuer of such shares or securities and/or the basis on which such number of Shares is calculated); and/or

18.1.2	to the terms, conditions (including the performance targets or criteria), description and/or nominal value of any Shares under the Award; and/or

18.1.3	in the case of an Option, to the Exercise Price payable (provided that, except insofar as the Board, on behalf of the Company, agree to capitalise the Company’s reserves and apply the same at the time of exercise of the Option in paying up the difference between the Exercise Price and the nominal value of the Shares, the Exercise Price in relation to any Option that is a Subscription Award is not reduced below the nominal value of a Share).

18.2	The Board may also make any adjustments (including those set forth in Rules 18.1.1 through 18.1.3) considered reasonable, in its discretion but subject to applicable laws, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan in the event of any dividend or other distribution (other than an ordinary dividend or distribution), reorganization, merger, amalgamation, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles.

18.3	As soon as reasonably practicable after any such adjustment has effect in relation to any Award the Board shall give notice in writing to the Participant.

19.	No Repricing

19.1	Except as provided in Rule 18, the Board may not, without shareholder approval, seek to effect any re-pricing of any previously granted “underwater” Option, SAR or similar Award by:

19.1.1	amending or modifying the terms of the Option, SAR or similar Award to lower the Exercise Price;

19.1.2	cancelling the underwater Option, SAR or similar Award and granting either (A) replacement Options, SARs or similar Awards having a lower Exercise Price or (B) Restricted Shares, RSUs, Performance Awards or Other Share-Based Awards in exchange; or

19.1.3	cancelling or repurchasing the underwater Options, SARs or similar Awards for cash or other securities.

An Option, SAR or similar Award will be deemed to be “underwater” at any time when the Market Value of the Shares covered by such Award is less than the Exercise Price of the Award.

20.	Dividend Equivalents

20.1	Unless otherwise determined by the Board, if an Award Agreement provides the Participant with the right to receive dividend equivalents, the Board will determine whether they may be settled in cash or additional Shares, when they will be paid and the extent to which they will be subject to the same restrictions on transferability and forfeitability as the underlying Award held by such Participant in respect of which the Participant has received such dividend equivalents.

21.	Alteration of Plan Awards

21.1	The Board may, at its absolute discretion (subject to any restriction contained in any applicable Sub-Plan), at any time amend, terminate, suspend, alter or add to all or any of the provisions of the Plan or any Award in any respect, provided however that:

21.1.1	any amendment, termination, suspension or alteration to Rule 5, or if otherwise required by applicable law, stock market or exchange rules and regulations shall require the approval of the shareholders of the Company; and

21.1.2	if an amendment, termination, suspension or alteration materially adversely affects the rights of existing Participants (as determined in the good faith discretion of the Board), the amendment, termination, suspension or alteration may not take effect unless and until it is approved by either the written consent of the Participants in question or the majority of the Participants holding Awards that will be materially adversely affected except (x) to the extent any such action is made to cause the Plan or Award to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Rule 17.

22.	Notices

22.1	Any notice from the Company to a Participant will be given by hand or sent through the post in prepaid cover addressed to the Participant at the last address known to the Company as being the Participant’s address or sent electronically to the Participant’s last known e-mail address.

22.2	Any notice given to the Company will be properly given if sent to or delivered to the Company at its registered office or sent electronically to the email address that is notified to Participants by the Company for the purposes of the Plan.

22.3	Any notice or certificate sent by post will be deemed delivered on the second day following the date of posting and any notice sent electronically will be deemed delivered on the date of despatch. All notices, documents or certificates given by or to a Participant will be sent at the Participant’s own risk.

23.	Termination

23.1	The Plan shall terminate ten (10) years after the Date of Adoption or on such earlier date as the Board may at any time determine. Following the termination of the Plan, no further Awards shall be granted but the outstanding Awards’ subsisting rights and obligations of Participants will not be affected by such termination.

24.	General

24.1	The Rules, the Plan, the Award Agreements and any dispute, claim or obligation (whether contractual or non-contractual) arising out of or in connection with the Plan, its subject matter or formation shall be governed by English law. The Participant and the Company irrevocably agree that the English courts shall have exclusive jurisdiction to settle any dispute or claim (whether contractual or non-contractual) arising out of or in connection with this Plan, its subject matter or formation.

24.2	Except as expressly provided by the Company, a Person who is not a Participant or a company which is not a Group Member has no right under the UK Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any provisions of this Plan, but this does not affect any right or remedy of a third party which exists or is available apart from that Act. No Participant may declare themselves a trustee of their rights under this Plan for the benefit of any third parties.

24.3	The Company shall at all times keep available sufficient authorised but unissued Shares to satisfy the exercise in full of all Subscription Awards for the time being remaining capable of Vesting (or, in the case of an Option or SAR, being exercised) under the Plan.

24.4	Awards will be non-pensionable.

24.5	No Employee, Participant, or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of, or treatment of, Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

24.6	The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Group Member. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.

24.7	If a Participant leaves employment with any Group Member, they will not be entitled to any compensation for any loss of any right or benefit, or prospective right or benefit, under this Plan or any Award which they might otherwise have enjoyed and, accordingly, the Participant by entering into their Award Agreement waives any rights to compensation or damages arising in connection with the Award in consequence of the termination of their employment with any

Group Member for any reason whatsoever, whether such compensation is claimed by way of damages for wrongful dismissal or for breach of contract, by way of compensation for loss of office or otherwise.

24.8	No payment pursuant to the Plan shall be taken into account in determining any benefits under any severance, pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Group Member, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

24.9	Nothing contained in the Plan shall prevent the Company or Group Member from adopting or continuing in effect other or additional compensation arrangements, including the grant of options and other share-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

24.10	If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Award Agreement, such provision shall not apply as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

24.11	Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

24.12	No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Board shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be cancelled, terminated or otherwise eliminated.

Plan B – Cash-Based Plan

1.	PURPOSE

1.1	Awards granted under this Plan B are not granted pursuant to an “employees’ share scheme” within the meaning of section 1166 of the Companies Act. Under this Plan B, Awards may be granted to Employees that are not share awards.

1.2	All references to the Plan in this Plan B refer to the terms as set forth in this Plan B. In respect of Awards granted under this Plan B, the provisions of Plan A shall apply subject to the modifications set out below.

1.3	For the avoidance of doubt, the provisions of this Plan B shall not apply to any Award granted under Plan A.

1.4	All references to the Plan in this Plan B refer to the Rules set forth in this Plan B.

2.	Interpretation

2.1	In this Plan B the following words and phrases have the meanings given below:

2.1.1	“Award” means any Option, SAR, Restricted Share, RSU, Other Share-Based Award and Other Cash-Based Award granted (or to be granted) under the Plan; and

2.1.2	“Other Cash-Based Awards” means a cash award (or a right to receive a cash award) as a bonus or upon the attainment of specified Vesting Conditions or otherwise as permitted under the Plan, the terms of which are determined by the Board at the Date of Grant and specified in the Award Agreement.

3.	Eligibility

3.1	Under this Plan B, the Board may grant Awards that are in the form of Other Cash-Based Awards to Employees.

4.	Awards

4.1	Awards that are in the form of Other Cash-Based Awards do not provide the Participant with any rights to acquire Shares.

4.2	When an Award in the form of an Other Cash-Based Award Vests, the Award shall be treated in accordance with the applicable Award Agreement.

Plan C - Non-Employee Plan

1.	PURPOSE

1.1	Awards granted under this Plan C are not granted pursuant to an “employees’ share scheme” within the meaning of section 1166 of the Companies Act. Under this Plan C, Awards may be granted to individuals who are not Employees.

1.2	All references to the Plan in this Plan C refer to the terms as set forth in this Plan C. In respect of Awards granted under this Plan C, the provisions of Plan A shall apply subject to the modifications set out below.

1.3	For the avoidance of doubt, the provisions of this Plan C shall not apply to any Award granted under Plan A.

1.4	All references to the Plan in this Plan C refer to the Rules set forth in this Plan C.

2.	Interpretation

2.1	In this Plan C the following words and phrases have the meanings given below:

2.1.1	“Award” means an Option, SAR, Restricted Share, RSU, Performance Award, Other Share-Based Award and Other Cash-Based Award granted (or to be granted) under the Plan;

2.1.2	“Consultant” means any individual, including an advisor, who is providing services (whether directly or indirectly) to any Group Member or who has accepted an offer of service or consultancy from any Group Member (whether directly or indirectly, including any individual providing services to any Group Member through any employer of record, staffing agency or professional employer organization);

2.1.3	“Other Cash-Based Awards” means a cash award (or a right to receive a cash award) as a bonus or upon the attainment of specified Vesting Conditions or otherwise as permitted under the Plan, the terms of which are determined by the Board at the Date of Grant and specified in the Award Agreement;

2.1.4	“Termination of Service”, for a Participant who is a Consultant, means cessation of the service relationship such that the Participant no longer performs services as a consultant to any Group Member, provided however that:

(a)	the transfer of the provision of services from one Group Member to another Group Member shall not constitute a cessation of services;

(b)	unless the Board determines otherwise, the cessation of the consultant relationship but the continuation of the performance of services for any Group Member in an Employee capacity shall not be treated as a cessation of services until such time as the Participant ceases to provide such services; and

(c)	with respect to any Award subject to (but not exempt from) Section 409A of the Code a “Termination of Service” occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code);

3.	Eligibility

3.1	Under this Plan C, the Board may grant Awards to Consultants.

3.2	Any Consultant shall be eligible to be selected to receive an Award under the Plan, to the extent that an offer or receipt of an Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

4.	Awards

4.1	Awards that are in the form of Other Cash-Based Awards do not provide the Participant with any rights to acquire Shares.

4.2	When an Award in the form of an Other Cash-Based Award Vests, the Award shall be treated in accordance with the applicable Award Agreement.

Schedule 1 - U.S. Sub-Plan

1.	PURPOSE

1.1	This U.S. Sub-Plan shall form an integral part of the Newcleo 2026 Equity Incentive Plan (as amended from time to time, the “Plan”).

1.2	This U.S. Sub-Plan shall apply only to U.S. Participants (as defined below).

1.3	The Plan and this Addendum are complementary to each other and shall be read and deemed as one. Any requirements provided in this U.S. Sub-Plan shall be in addition to the requirements provided in the Plan and in any applicable Award Agreement; provided, however, that in the event of any conflict between the provisions of the Plan or any Award Agreement, on the one hand, and this U.S. Sub-Plan on the other, this U.S. Sub-Plan shall govern and prevail.

1.4	This U.S. Sub-Plan shall apply to Plan A, Plan B and Plan C of the Plan, as applicable.

2.	Interpretation

2.1	Unless otherwise defined herein, the terms defined in the other provisions of the Plan shall have the same meaning in this U.S. Sub-Plan. For the purposes of this U.S. Sub-Plan, the following additional definitions shall apply:

2.1.1	“Change in Control” shall have the meaning set forth in the Plan; provided, however, that, with respect to any Award held by a U.S. Participant that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A), such amount shall not be distributed on such Change in Control but instead shall vest as of such Change in Control and shall be distributed on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the applicable U.S. Participant of such Award incurring interest or additional tax under Section 409A;

2.1.2	“Incentive Stock Option” means an Option granted under that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code;

2.1.3	“Nonstatutory Stock Option” means an Option granted that does not qualify as an Incentive Stock Option;

2.1.4	“Option” shall mean a right to purchase Shares at a specified exercise price, granted under the Plan. An Option shall be either a Nonstatutory Stock Option or an Incentive Stock Option, except that any Options granted under Plan C shall only be Nonstatutory Stock Options;

2.1.5	“Section 409A” means Section 409A of the Code and the treasury regulations and official guidance promulgated thereunder;

2.1.6	“Ten Percent Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code);

2.1.7	“Termination of Service” shall have the meaning set forth in the Plan; provided, however, that, with respect to Incentive Stock Options, unless otherwise determined by the Board, set forth in any Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a U.S. Participant’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Group Member employing or contracting with such U.S. Participant ceases to remain a Group Member following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off);

2.1.8	“U.S. Participant” shall mean, in respect of any Award, the Participant holding such award who is subject to tax under the Code in respect of such Award.

3.	Share Limit

3.1	Subject to Rules 5.2 and 18 of the Plan, the aggregate number of Shares which may be issued pursuant to Incentive Stock Options under the Plan is 35,000,000 Shares.

4.	GRANT OF OPTIONS AND SARS

4.1	Each Option and SAR shall have a term no longer than ten (10) years from the date it was granted or such shorter period as determined by the Board.

4.2	The Exercise Price of an Option and a SAR shall be not less than 100% of the Market Value of a Share on the date on which the Option or SAR, as applicable, is granted. Notwithstanding the foregoing, in the case of an Option or SAR that is a Substitute Award, the exercise price per share of the Shares subject to such Option or SAR, as applicable, may be less than the Market Value per share on the date of grant; provided, however, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 409A and 424 of the Code and shall not be less than par value of a Share.

4.3	The Board may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. An Option that the Board intends to be an Incentive Stock Option shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code and the regulations thereunder. The Board or corporate action approving the grant of an Option intended to be an Incentive Stock Option must specify that the Option is intended to be an Incentive Stock Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable laws, rules or regulations, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The Company shall have no liability to a U.S. Participant, or any other Person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board to amend, modify or terminate the rules of the Plan, this US Sub-Plan or any Option, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

4.4	If the Board elects to allow the transfer of an Option by a U.S. Participant that is designated as an Incentive Stock Option, such transferred Option will automatically become a Nonstatutory Stock Option to the extent required by applicable laws, rules and regulations. As provided by Section 422(c)(5) of the Code, notwithstanding anything to the contrary herein, Ten Percent Stockholder will not be eligible for the grant of an Incentive Stock Option unless (i) the Exercise Price is at least 110% of the Market Value of a Share on the date of grant and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. The attribution rules of Section 424(d) of the Code will be applied in determining stock ownership. As provided by Section 422(d) of the Code and applicable regulations thereunder, to the extent that the aggregate Market Value (determined at the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any U.S. Participant during any calendar year (under all plans of the Company and any parent or subsidiary corporations as defined in Treasury Regulation Section 1.424-1(e) and Section 1.424-1(f), respectively) exceeds US$100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options.

4.5	As provided by Section 422(b)(5) of the Code, an Incentive Stock Option will not be transferable except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the U.S. Participant only by the U.S. Participant.

4.6	The U.S. Participant shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the grant date (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such U.S. Participant, or (b) one year after the date of transfer of such Shares to such U.S. Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the U.S. Participant in such disposition or other transfer.

5.	SETTLEMENT OF RSUS

5.1	Except as otherwise determined by the Board, and subject to compliance with Section 409A, in no event shall the maturity date relating to each RSU occur following the later of (a) the 15th day of the third month following the end of calendar year in which the applicable portion of the RSU vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests.

6.	SETTLEMENT OF OTHER SHARE OR CASH-BASED AWARDS

6.1	Except as otherwise determined by the Board, and subject to compliance with Section 409A, in no event shall Other Share or Cash Based Awards be settled following the later of (a) the 15th day of the third month following the end of calendar year in which the applicable portion of the Award is earned and no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A); or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Award is earned and no longer subject to a substantial risk of forfeiture.

7.	COMPLIANCE WITH SECTION 409A

7.1	Unless otherwise set forth in an applicable Award Agreement, the terms applicable to Awards granted under the Plan subject to this US Sub-Plan will be interpreted and applied to the greatest extent possible in a manner that makes the Awards exempt from Section 409A, and, to the extent not so exempt, that brings the Awards into compliance with Section 409A. Any provision of the Plan that does not conform with the interpretation set forth in the immediately foregoing sentence shall be deemed inapplicable to any Award granted under this US Sub-Plan, and any provision of the Plan governing an Award granted under this US Sub-Plan shall be applied in a manner consistent with the immediately foregoing sentence. Notwithstanding anything to the contrary in the Plan (and unless any Award Agreement governing the Award specifically provides otherwise), if the Shares are publicly traded, and if an Award held by a U.S. Participant constitutes “deferred compensation” under Section 409A and such U.S. Participant is a “specified employee” under Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such U.S. Participant’s “separation from service” or, if earlier, the date of the U.S. Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule. The Company shall have no liability to a U.S. Participant, or any other Person, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board.

8.	VARIATION OF SHARE CAPITAL

8.1	Notwithstanding anything to the contrary in Rule 18 of the Plan, in no event shall any adjustments to any Award held by a U.S. Participant pursuant to Rule 18 of the Plan be made to the extent it would (a) cause the Plan or any Award to violate Section 422(b)(1) of the Code or (b) cause the Plan or Award to fail to be exempt from or comply with Section 409A.

9.	alteration OF Plan and AWARDS

9.1	Without limiting the generality of Rule 21.1.2 of the Plan, the following types of amendments to the terms of an Award do not materially or adversely affect any U.S. Participant: (i) imposition of reasonable restrictions on the exercise of an Award for a limited period; (ii) amendments to maintain the qualified status of the Option as an Incentive Stock Option under Section 422 of the Code; (iii) changing the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Option as an Incentive Stock Option under Section 422 of the Code (including restarting the two-year Incentive Stock Option holding period); (iv) clarifying the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) amending the Award to comply with applicable laws, rules or regulations.

10.	Termination.

10.1	No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Incentive Stock Option be granted under the Plan after the tenth (10th) anniversary of the date on which the Plan was adopted by the Board (such anniversary, the “Expiration Date”). Any Incentive Stock Options that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

Schedule 2 – French Sub-Plan

FREE SHARE AWARD SCHEME RULES

RECITALS

(A)	Capitalised terms used but not defined in these Scheme Rules shall have the meanings ascribed to them in the Plan (as defined below).

(B)	Newcleo plc is a company organized under the laws of England and Wales registered under number 13274878 (the “Company”). On , the board of directors of the Company (the “Board”) has adopted the Newcleo 2026 Equity Incentive Plan, authorised by the shareholders’ general meeting of the Company on (the “Plan”) which, among other things, permits the grant of RSUs under Plan A pursuant to Rule 4 of the Plan.

(C)	In order to comply with the laws of France and to qualify for the favourable tax and social security treatment applicable to shares granted for no consideration (actions gratuites) under Sections L. 225-197-1 to L. 225-197-5 and L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended, the Board has adopted this French Sub-Plan (the “French Sub-Plan” or “Scheme Rules”) as a Sub-Plan to the Plan, pursuant to and in accordance with Rule 3.6 of the Plan.

(D)	This French Sub-Plan is intended to govern exclusively the grant of free shares (actions gratuites) to eligible employees and/or corporate officers (mandataires sociaux) of any of the French Group Members (together, the “French Entities”), in accordance with and subject to the French Commercial Code.

(E)	The Board, at its meeting on 2026, resolved to grant to certain Beneficiaries a total number Shares constituting on issue no more than the lower of 15% or such lower percentage cap as may apply by operation of applicable law or regulation of the issued share capital of the Company, in accordance with and subject to articles L. 225-197-1 to L. 225-197-5 and L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended, and the conditions specified in these Scheme Rules.

(F)	The Beneficiaries shall only have title to the Shares Awarded Under Condition at the time of their Final Award and subject to meeting the Continuous Presence Condition and, if applicable, any Performance Condition specified in the Award Agreement. During the Vesting Period and until their Final Award, the Beneficiaries shall not have title to the Shares Awarded Under Condition.

(G)	The free share award scheme constituted and governed by these Scheme Rules as amended from time to time (the “Scheme”) is reserved for, and limited to, the Beneficiaries specifically designated by the Board and therefore any award made pursuant to this French Sub-Plan does not constitute an offer of financial instruments to the public.

(H)	None of the provisions of these Scheme Rules is a constituent element of any of the Beneficiaries' employment contracts. The rights and obligations arising out of the employment relationship between any of the Beneficiaries and any French Entity shall in no way be affected by these Scheme Rules, which are and shall be deemed to be entirely separate. Participation in this French Sub-Plan shall not confer any right on any Beneficiary regarding continuation of the employment relationship.

(I)	Neither this French Sub-Plan nor any decision of the Board to grant an award of Shares Awarded Under Condition shall confer on the Beneficiaries the right to be awarded free Shares in any subsequent award or period.

(J)	This French Sub-Plan shall be deemed to be part of the Plan and forms an appendix to the Plan and save as otherwise expressly provided herein shall be subject to and construed in accordance with the terms and conditions of the Plan. In the event of any conflict between the provisions of this French Sub-Plan and the provisions of the Plan, the provisions of this French Sub-Plan shall prevail to the extent necessary to comply with its terms and/or the requirements of French law applicable to free share awards (actions gratuites) and to preserve, in so far as permissible by applicable law, any favourable French tax and/or social security or other treatment under applicable law. Subject as expressly set out herein, for all other purposes, the provisions of the Plan shall apply.

(K)	Awards under the Plan as amended by the French Sub-Plan (in accordance with and subject to the terms hereof) may only be authorised by a general meeting of the shareholders of the Company for a maximum duration of 38 months from the date of that shareholders’ general meeting, which is one of the main conditions for Awards under the Plan to qualify for the benefit of the French tax and social contributions regime. Therefore, the authorisation must be renewed on or before the expiry of a 38-month period from the date of initial authorisation by a general meeting of the shareholders of the Company.

(L)	The Company must, in operating the French Sub-Plan, comply with the French Labour Law requirement of equal treatment for employees under the same circumstances (same seniority, same length of service, hierarchical level, paygrade, etc) including, but not limited to, when establishing the list of Conditional Award Beneficiaries or the categories of Conditional Award Beneficiaries. The Company shall ensure, or shall procure that, the requirements set by the French Labour Code, in particular those relating to the disclosure of the list of Conditional Award Beneficiaries to social security authorities shall be met. Last but not least, any Conditional Award under the French Sub-Plan shall not be subject to Termination for Cause, as such clauses constitute monetary sanctions that are prohibited by French Labour case law.

1.	DEFINITIONS

1.1	The terms and expressions set out below shall have the following meanings in these Scheme Rules. All capitalised terms not defined herein shall have the meanings ascribed to them in the Plan:

1.1.1	“Awarded Shares” means, for each Beneficiary, the Shares Awarded Under Condition which have vested and been delivered in accordance with these Scheme Rules.

1.1.2	“Award Date” means, for each Beneficiary, the date on which the decision is taken by the Board to grant the Conditional Award to the relevant Beneficiary.

1.1.3	“Beneficiary” means any Participant who is an employee or corporate officer (mandataire social) of a French Entity designated by the Board to receive a Conditional Award under this French Sub-Plan and “Beneficiaries” shall be construed accordingly.

1.1.4	“Board” shall have the meaning ascribed thereto in the Recitals.

1.1.5	“Company” shall have the meaning ascribed thereto in the Recitals.

1.1.6	“Conditional Award” means, for each Beneficiary, the right to receive the free Shares awarded to him or her by the Company in accordance with the decision taken by the Board and notified to the Beneficiary in the Award Agreement, subject to satisfaction of the Continuous Presence Condition and, if applicable, any Performance Condition specified in the Award Agreement..

1.1.7	“Continuous Presence Condition” shall have the meaning ascribed thereto in Article 3.1.1(a) below.

1.1.8	“Data Protection Laws” shall have the meaning ascribed thereto in Article 11.1 below.

1.1.9	“Early Leaver Situation” has the meaning ascribed thereto in Article 3.1.2(d) below.

1.1.10	“Final Award” means, for each Beneficiary, the delivery and transfer of title in all or part of the Shares Awarded Under Condition to the relevant Beneficiary in accordance with the provisions of Article 3 (Continuous Presence Condition and Performance Condition(s)), upon expiry of the Vesting Period.

1.1.11	“French Entity” shall have the meaning ascribed thereto in the Recitals.

1.1.12	“Holding Period” shall have the meaning ascribed thereto in Article 7.2.1 below.

1.1.13	“Performance Condition” means, in respect of any Conditional Award, any performance-based Vesting Condition (as such term is defined in the Plan) determined by the Board and specified in the Award Agreement, which shall apply in addition to the Continuous Presence Condition.

1.1.14	“Plan” shall have the meaning ascribed thereto in the Recitals.

1.1.15	“Scheme” shall have the meaning ascribed thereto in the Recitals.

1.1.16	“Scheme Rules” shall have the meaning ascribed thereto in the Recitals.

1.1.17	“Share Capital Variation” shall have the meaning ascribed thereto in Article 6.1 below.

1.1.18	“Shares” means the ordinary shares (or any relevant class of common stock) in the share capital of the Company, as determined by the Board.

1.1.19	“Shares Awarded Under Condition” means the Shares which have been awarded under a Conditional Award.

1.1.20	“Tax Liability” shall have the meaning ascribed thereto in Article 8.2 below.

1.1.21	“Vesting Period” shall have the meaning ascribed thereto in Article 2.5.1 (Vesting Period term) below.

2.	TERMS AND CONDITIONS FOR CONDITIONAL AWARD

2.1	Decision to grant Conditional Award

2.1.1	The Board may, at any time, within the conditions set forth by the Plan, decide to grant to any Beneficiary a Conditional Award. The terms and conditions of such Conditional Award shall be set forth in these Scheme Rules and, to the extent not inconsistent herewith, the Plan.

2.1.2	No amount shall be paid by any Beneficiary for the grant of a Conditional Award. The Conditional Award constitutes a grant of free shares (attribution gratuite d'actions) within the meaning of articles L. 225-197-1 et seq. of the French Commercial Code.

2.1.3	No Conditional Award shall be granted to any Beneficiary who holds more than 10% of the Company's issued share capital on the Award Date or for whom the Conditional Award would result in an increase to their shareholding to more than 10% of the Company's issued share capital, in accordance with article L. 225-197-1 of the French Commercial Code.

2.1.4	The Awarded Shares may be either newly issued Shares or existing Shares of the Company, as determined by the Board in accordance with Rules 5.3 and 9.4 of the Plan.

2.2	Eligibility

2.2.1	In order to be eligible, the person to whom the Conditional Award would be granted must be (i) an employee or corporate officer (mandataire social) referred to in II of article L. 225-197-1 of the French Commercial Code (i.e. the Chairman of the Board of Directors - président du conseil d’administration, the CEO - directeur général, deputy CEOs - directeurs généraux délégués, members of the managing board - membres du directoire, the president of a simplified joint stock company – président de société par actions simplifiée, or the statutory manager of a limited stock partnership – gérant de société en commandite par actions), as well as the directors and members of the supervisory board) of a French Entity, and (ii) designated as a Beneficiary by the Board on the Award Date.

2.2.2	On the Award Date, the Board will determine the identity of the Beneficiaries (or Beneficiary, as the case may be), in accordance with its powers under Rule 4 of the Plan.

2.2.3	When a company listed on a regulated market allocates free shares to certain corporate officers of said company or its affiliates, Article L.22-10-60 of the French Commercial Code requires the implementation of a measure to improve the situation of employees, chosen from the following list:

-	“1° The company shall, under the conditions provided for in Articles L. 225-197-1 to L. 225-197-5 and L. 22-10-59, grant free shares to all of its employees and at least 90% of all employees of its subsidiaries within the meaning of Article L. 233-1 and covered by Article L. 210-3;

-	2° The company shall, under the conditions provided for in Articles L. 225-177 to L. 225-186 and L. 22-10-57, grant stock options to all of its employees and at least 90% of all employees of its subsidiaries within the meaning of Article L. 233-1 and covered by Article L. 210-3;

-	3° A profit-sharing agreement within the meaning of Article L. 3312-2 of the French Labour Code, an exceptional profit-sharing agreement within the meaning of Article L. 3324-2 of the same code or a voluntary profit-sharing agreement within the meaning of Article L. 3323-6 of the same code is in force within the company and for the benefit of at least 90% of all the employees of its subsidiaries within the meaning of Article L. 233-1 and falling within the scope of Article L. 210-3 of this code. If, in the company or in its aforementioned subsidiaries, agreements are in force or were in force in respect of the previous financial year, the first allocation authorised by a general meeting after the date of publication of Law 2008-1258 of 3 December 2008 in favour of income from employment may only take place if the companies concerned modify the calculation methods of each of these agreements by means of an agreement or an amendment or pay a collective profit-sharing supplement within the meaning of Article L. 3314-10 of the Labour Code or a supplement to the special profit-sharing reserve within the meaning of Article L. 3324-9 of the same Code;

-	4° All eligible employees of the company and at least 90% of all eligible employees of its subsidiaries within the meaning of Article L. 233-1 and covered by Article L. 210-3 benefit from a payment made under the conditions provided for in 1° of Article L. 3332-11 of the Labour Code.”

The scope of this legal obligation may be detailed as follows:

-	“Subsidiaries within the meaning of Article L. 233-1 and covered by Article L. 210-3” are the direct subsidiaries (directly held at more than 50% of the capital) of the company granting the free shares, and whose registered office is located on French territory. Only the staff of the granting company and of these companies may benefit from the above-mentioned improvement measures of Article L.22-10-60 of the French Commercial Code.

-	The corporate officers to whom the grant of free shares triggers these obligations are those mentioned in 2.2.1. above.

-	The French Tax Authority doctrine states that this obligation must also be respected by foreign companies that award free shares to the corporate officers of their French subsidiaries or branches, but apply only to companies that are French Entities.

2.3	Notification of Conditional Award to, and acceptance by, Beneficiary

The Company shall notify the Beneficiary of the Conditional Award in the conditions set forth in the Plan.

2.4	Irrevocable undertaking

The Conditional Award is an irrevocable undertaking given by the Company in favour of each Beneficiary, provided that (i) the Beneficiary complies with the provisions of the Scheme Rules, and (ii) the conditions set out in Article 3 (Continuous Presence Condition and Performance Condition(s)) below are met.

2.5	Vesting Period

2.5.1	Vesting Period term

(a)	The vesting period of the Shares Awarded Under Condition starts for each Beneficiary on the Award Date and expires on the first calendar day following the first anniversary of the Award Date (the “Vesting Period”), or such longer period as may be determined by the Board in the Award Agreement, in accordance with the provisions of Rule 8.1 of the Plan. The Vesting Period shall comply with the minimum duration required under article L. 225-197-1 of the French Commercial Code.

2.5.2	Rights of Beneficiaries during the Vesting Period

(a)	Prior to expiry of the Vesting Period, the Beneficiaries shall not be shareholders of the Company and shall therefore not be entitled to any dividends which may be declared and paid and voting rights with respect to the Shares Awarded Under Condition.

(b)	The rights arising from the Conditional Award are specific to each Beneficiary. Save in the case of transmission by inheritance in the case of death of a Beneficiary, the Beneficiaries shall not transfer or assign, or create any charge or security interest over a Conditional Award (or any rights arising under it), in accordance with the restrictions set forth in Rule 7 of the Plan.

(c)	Any transfer of the rights arising from the Conditional Award in breach of the provisions of this Article shall result in the Conditional Award lapsing, such that the Beneficiary that has committed the breach will lose their rights with respect to the Conditional Award.

3.	CONTINUOUS PRESENCE CONDITION AND PERFORMANCE CONDITION(S)

3.1	Continuous Presence Condition

3.1.1	Principle

(a)	In order to receive the Shares Awarded Under Condition at the time of their Final Award, a Beneficiary must remain, continuously and without interruption, an employee or corporate officer (mandataire social) of a French Entity from the Award Date until the expiry of the Vesting Period. This condition is referred to in these Scheme Rules as the “Continuous Presence Condition”.

(b)	Subject to the discretionary power of the Board under the terms of the Plan, if at any time during the Vesting Period a Beneficiary ceases to meet the Continuous Presence Condition, the Conditional Award shall lapse, such that the person shall cease to qualify as a Beneficiary, shall no longer benefit from the provisions of the Scheme Rules and shall no longer be entitled to receive the Shares Awarded Under Condition at the time of their Final Award.

(c)	For the purposes of the Continuous Presence Condition, the lapsing of the Conditional Award shall be deemed to occur on the effective date of termination of the employment contract and/or corporate duties (i.e. the date at which the contractual relationship ends), regardless of the ground or reason for such termination.

(d)	For the avoidance of doubt, the provisions of the Plan regarding Termination of Service (including Rule 14 of the Plan) shall apply to the extent they are not inconsistent with the provisions of the Scheme Rules.

3.1.2	Exceptions to the Continuous Presence Condition

(a)	By way of exception to the above, any Beneficiary (or its successors and permitted assigns) shall retain all their rights to the Final Award in accordance with the terms of these Scheme Rules if during the Vesting Period such Beneficiary dies, in which case their successors or other permitted assigns shall have a period of six months from the date of death to request that the Shares Awarded Under Condition be delivered before expiry of the Vesting Period. The Shares Awarded Under Condition must then be delivered without delay to the deceased's successors or other permitted assigns, who will be free to dispose of them immediately, in accordance with article L. 225-197-3 of the French Commercial Code.

(b)	By way of exception to the above and only if this was allowed by the shareholders’ general meeting, any Beneficiary shall retain all their rights to the Final Award if during the Vesting Period such Beneficiary becomes disabled within the second or third categories of disability defined in article L. 341-4 of the French Code of Social Security. In such case, the Final Award shall take place immediately, and the Beneficiary will be free to dispose of the

Awarded Shares immediately, in accordance with article L. 225-197-1 of the French Commercial Code.

(c)	By way of exception to the above, a suspension of the employment contract shall not constitute a Termination of Service for the purposes of the Continuous Presence Condition, provided that the Beneficiary remains employed by a Group Member.

(d)	The circumstances referred to in Articles 3.1.2(a), 3.1.2(b) and 3.1.2(c) above are hereinafter referred to as an “Early Leaver Situation”.

3.2	Lapse of Conditional Award

Save in the case of an Early Leaver Situation, if the Continuous Presence Condition is not satisfied then the Shares Awarded Under Condition shall not vest in favour of the Beneficiary and the Conditional Award (including all rights arising thereunder) shall automatically lapse. For the avoidance of doubt, upon such lapse, the Shares subject to the Conditional Award shall become available for future grant under the Plan in accordance with Rule 5.2 of the Plan.

3.3	Performance Condition(s)

3.3.1	The Final Award of the Shares Awarded Under Condition may also be conditional upon the satisfaction of the any Performance Condition specified in the Award Agreement.

3.3.2	If any Performance Condition specified in the Award Agreement is not satisfied, in whole or in part, by the expiry of the Vesting Period, the Conditional Award shall lapse to the corresponding extent, unless the Board determines otherwise in accordance with Rule 8.3 of the Plan.

4.	DELIVERY OF THE AWARDED SHARES

4.1	The Awarded Shares shall either be new Shares allotted and issued by the Company and/or existing Shares, as determined by the Board. Neither Substitute Award nor cash settlement option may be awarded.

4.2	No later than the date on which the Vesting Period expires, the Board shall:

4.2.1	consider and confirm the Beneficiary's compliance with the Continuous Presence Condition;

4.2.2	if applicable, assess the achievement of any Performance Condition specified in the Award Agreement; and

4.2.3	approve the delivery of Shares in settlement of the Conditional Award.

4.3	The Company shall deliver the Awarded Shares on the first working day following the end of the Vesting Period. Settlement shall only be made in Shares in accordance with Rule 9 of the Plan.

4.4	The Company shall update its register of members to reflect the Beneficiary as a holder of Shares and shall arrange for such Shares to be recorded in the Beneficiary's account.

4.5	Each Beneficiary shall be entitled to all the dividends and other distributions attaching to the Awarded Shares declared and paid as from the date of delivery of the Awarded Shares.

5.	CHARACTERISTICS OF THE AWARDED SHARES

Any Beneficiary of a Final Award may exercise the rights attaching to the Awarded Shares once delivered to them, subject to the restrictions set forth in Article 7 below and in the Plan.

6.	MAINTAINING BENEFICIARIES’ RIGHTS ON VARIATION OF SHARE CAPITAL

6.1	As a result of any adjustment to the terms of a Conditional Award, a Beneficiary may no longer meet the conditions enabling them to benefit from the application of the favourable French tax and social security regimes. In such a case, the relevant Beneficiary will bear the consequences of this, and shall have no recourse against the Company or any French Entity.

6.2	In the event of a Change in Control (as defined in Rule 2.1 of the Plan), the provisions of Rule 15 of the Plan shall apply; it being specified that if there is an exchange of Conditional Awards without any balancing payment having been made to compensate for difference in value (sans soulte d'actions) resulting from an acquisition, the Vesting Period shall remain applicable to the rights to receive the exchanged shares and so it shall not be interrupted on the date of the exchange, in accordance with article L. 225-197-1, III of the French Commercial Code.

6.3	Adjustments cannot include a part in cash.

7.	AWARDED SHARES TREATMENT

7.1	Transferability of the Awarded Shares

Subject to (i) where applicable, the provisions governing the allocation of free shares to corporate officers provided for by article L. 225-197-1 II of the French Commercial Code; (ii) the provisions of Article 7.2 (Restrictions on transfer of the Awarded Shares – Holding Period) below; (iii) the articles of association of the Company and the Plan; and (iv) any agreement concluded between the Company and the Beneficiary in respect of the Awarded Shares from time to time, the Beneficiary may freely transfer the Awarded Shares.

7.2	Restrictions on transfer of the Awarded Shares – Holding Period

7.2.1	The Awarded Shares must be legally and beneficially owned by the Beneficiary for a period determined by the Board in the Award Agreement following the expiry of the Vesting Period, such that the combined duration of the Vesting Period and the Holding Period shall not be less than either a minimum 2-year vesting period; or a minimum 1-year vesting period followed by a minimum 1-year holding period, so that the minimum duration of either vesting period or vesting period plus holding period amounts to two years, in accordance with articles L. 225-197-1 et seq. of the French Commercial Code (the “Holding Period”).

7.2.2	The Awarded Shares may not be transferred or disposed of, in any manner whatsoever, before the first business day following the expiry of the Holding Period.

7.2.3	Upon expiry of the Holding Period, the Awarded Shares may be freely transferred by the Beneficiary, subject to (i) the articles of association of the Company, (ii) the Plan and (iii) any agreement concluded between the Company and the Beneficiary in respect of the Awarded Shares from time to time.

8.	TAX AND SOCIAL REGIMES

8.1	It is the sole responsibility of each Beneficiary to comply with their tax obligations and to pay any social security contributions and taxes or any other amounts as may be payable. Tax and social security rules applicable to the grant of free shares differ depending on the country of residence of the Beneficiaries and each Beneficiary must seek advice on which tax and social treatment will be applicable to them in their country of residence in respect of the Conditional

Award, the Final Award or the delivery of the Awarded Shares or by reason of the payment of a dividend, if any.

8.2	If the Company or the French Entity is required to pay taxes, employee social security contributions or any other similar charges, in the name and on behalf of the Beneficiary (and therefore excluding in particular any employer's charges) as a result of or in connection with the Conditional Award, the Final Award, or the delivery of the Awarded Shares (“Tax Liability”), the Beneficiary, by their acceptance of the grant of the Shares Awarded Under Condition, agrees that the Company may suspend the delivery of the Shares and/or prohibit their delivery until such Beneficiary has paid such amounts, or has made the necessary arrangements for their payment in conjunction, if applicable, with the Company or French Entity. The provisions of Rule 12 of the Plan (Tax Liability) shall apply to the extent they are not inconsistent with this Article 8.

8.3	By accepting the grant of the Shares Awarded Under Condition and the terms governing the Conditional Award as set out in these Scheme Rules, the Company, the relevant French Entity and each other Subsidiary may satisfy the amount of any Tax Liability that it may be required to withhold and pay to the applicable tax authorities on behalf of the Beneficiary by one or more of the following means:

8.3.1	by deduction from the Beneficiary's employment compensation or other payment due to the Beneficiary at any time; and/or

8.3.2	by direct payment from the Beneficiary.

8.4	The Beneficiary shall indemnify and hold harmless the Company and the relevant French Entity against any Tax Liability which the Company or French Entity is required to pay on behalf of the Beneficiary, to the extent that such Tax Liability has not been recovered by way of deduction from the Beneficiary's employment compensation or direct payment from the Beneficiary in accordance with Article 8.3 above.

8.5	The Beneficiaries' attention is drawn to the fact that in the event of a change of tax residence and/or liability to a social security system between the date of the Conditional Award and the Final Award, the Beneficiary may be required to declare and/or contribute tax in different countries. Where applicable, the contributory obligations of the Beneficiary may be proportional to the length of the period during which he or she has been a tax resident in a country concerned.

9.	BINDING NATURE OF THE SCHEME RULES

9.1	These Scheme Rules are binding on the Company and the Beneficiaries.

9.2	Save as set out in Article 9.3 below, and subject to the provisions of Rule 21 of the Plan, no changes may be made to these Scheme Rules which would affect the Beneficiaries' rights in relation to any Conditional Award or Final Award, without the consent of the affected Beneficiaries.

9.3	If:

9.3.1	existing legislation or regulations on free share awards is amended; or

9.3.2	legal, tax, accounting or social security legislation or regulations come into force following the adoption of these Scheme Rules, which have an adverse impact on the Company or its financial position or which increase the cost of any free share award for the Company, these Scheme Rules may be amended with the Board’s approval, in accordance with Rule 21 of the Plan (Alteration of Plan Awards).

9.4	The Board shall determine any question of interpretation of the provisions of these Scheme Rules, if necessary and settle any dispute arising under these Scheme Rules, including determining whether anything is material. In these matters, the Board’s decision shall be final, in accordance with Rule 3.5 of the Plan.

10.	ADMINISTRATION

10.1	The Board shall administer these Scheme Rules in accordance with the powers conferred upon it under Rule 3 of the Plan.

10.2	The cost of establishing and operating the Scheme shall be borne by the Company.

10.3	The Company shall not be obliged to provide Beneficiaries with copies of any materials sent to other holders of Shares in the Company, except as may be required by applicable law.

11.	DATA PROTECTION

11.1	The Company acknowledges that, by virtue of the provisions of French law on data protection, the General Data Protection Regulation (GDPR) 2016/679 and the regulations regarding personal data protection (all together, the “Data Protection Laws”), the personal data of the Beneficiaries may only be used or processed by the Company and/or any French Entity for the purpose for which such data has been obtained in compliance with the Data Protection Laws. The provisions of Rule 3.3 of the Plan (data privacy) shall apply to the extent not inconsistent with this Article 11 and applicable Data Protection Laws.

11.2	The Beneficiaries authorize the collection, use and the transfer of their personal data, for the purposes and requirements of this French Sub-Plan and the Plan, to the extent that this collection, use and transfer are strictly necessary for the administration of their rights under this French Sub-Plan. Such data may be transferred to the Company and relevant Group Members, including any broker with whom the Shares may be deposited, for the purposes of implementing, administering and managing the Plan and the Scheme.

11.3	The Beneficiaries may exercise their rights under the Data Protection Laws and so may request the Company or French Entity to access, amend or erase their personal data or to limit or oppose the processing of personal data by written request to the Board.

11.4	The Company acknowledges that it, and the French Entities, has adopted the necessary technical and organisational measures to ensure proper processing of personal data.

12.	THIRD PARTY RIGHTS

No person who is not a party to a Conditional Award or Final Award shall have any rights under or in connection with it.

13.	GOVERNING LAW

The granting of the Shares Awarded Under Condition, the allotment and issue or transfer of the Awarded Shares, these Scheme Rules, and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes and claims) shall be governed by and construed in accordance with English law, in accordance with Rule 24.1 of the Plan.

14.	JURISDICTION

The courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with the Scheme Rules or its subject matter or formation (including non-contractual disputes or claims), in accordance with Rule 24.1 of the Plan.